Kenneth H. Finkelstein
Attorney At Law
4152 Meridian Street
Suite 206
Bellingham, WA
98226

                								Tel:  (360) 201.6143
Fax: (800) 480.5074


January 9, 2002


VIA EDGAR & COURIER

Attention:	Ms. Jean Yang


Branch of Filer Support
U.S. Securities and Exchange
Operations Center, Stop 0-7
6432 General Green Way
Alexandria, VA
22312

Re:	Cortex Systems, Inc.
	Form SB-2, as amended on November 8, 2001
	File no. 333-72392

Dear Ms. Yang:

Please accept this letter in reply to your correspondence to Cortex Systems Inc. dated December 4, 2001 ("Correspondence").

Regarding page 3, numbered paragraph 10, of the Correspondence, I confirm that my disclosure of the jurisdictions in which I have been admitted to practice law was not in any manner intended to qualify my opinion set forth in my letter dated September 18, 2001, and delivered to the Board of Directors of Cortex Systems Inc.

Trusting this is satisfactory.

Yours truly,




Kenneth H. Finkelstein
Attorney At Law